L E A S E

BETWEEN:

KANATA RESEARCH PARK CORPORATION

AND

ZARLINK SEMICONDUCTOR INC.

___________________________________

Prepared by:  Kanata Research Park Corporation
Dated: February 11, 2011
Leased Premises:  400 March Road, Ottawa, ON K2K 3H4

INDEX

1.00 LEASED PREMISES1
1.01 ADDITIONAL DEFINITIONS2
2.00 TERM2
2.01 INABILITY TO GIVE OCCUPANCY2
2.02 EARLY OCCUPANCY2
2.03 OVERHOLDING2
3.00 BASIC RENT2
3.01 MONTHLY RENT3
3.02 ADDITIONAL RENT3
3.03 ESTIMATED ADDITIONAL RENTALS3
3.04 DEFICIENCY OF ADDITIONAL RENT3
3.05 EXCESS OF ADDITIONAL RENTAL INSTALLMENTS3
3.06 PRO-RATING OF ADDITIONAL RENT4
3.07 PREPAYMENT OF ADDITIONAL RENT4
3.08 DISPUTE AS TO AMOUNT OF ADDITIONAL RENT4
3.09 PAYMENT4
3.10 ADVANCE RENTAL4
3.11 MANNER AND PLACE OF PAYMENT OF RENT4
3.12 DEFAULT5
3.13 ACCRUAL OF RENT5
3.14 NET LEASE5
4.00 TENANT'S BUSINESS TAX5
4.01 LANDLORD'S BUSINESS TAX6
4.02 TAX ON TENANT'S LEASEHOLD IMPROVEMENTS6
4.03 PROPERTY TAX6
4.04 ALLOCATION OF TAX6
4.05 SEPARATE SCHOOL TAXES6
4.06 TAX APPEAL7
4.07 CAPITAL TAX7
5.00 OPERATING COSTS7
5.01 ALLOCATION OF OPERATING COSTS8
5.02 FULL OCCUPANCY8
5.03 USE OF ELECTRICITY9
5.04 METERS9
6.00 ASSIGNING OR SUBLETTING9
6.01 REQUEST TO ASSIGN OR SUBLET10
6.02 LANDLORD'S RIGHT TO CANCEL10
6.03 ASSIGNMENT AGREEMENT10
6.04 CONSENT NOT TO RELEASE TENANT10
6.05 CHANGE IN CORPORATE CONTROL10
6.06 NOTICE OF CHANGE OF CONTROL11
6.07 COST OF CONSENT11
7.00 TENANT'S COVENANTS11
7.01 TENANT REPAIRS11
7.02 RULES AND REGULATIONS12
7.03 USE OF PREMISES12
7.04 INCREASE IN INSURANCE PREMIUMS12
7.05 CANCELLATION OF INSURANCE12
7.06 OBSERVANCE OF LAW12
7.07 WASTE AND OVERLOADING OF FLOORS13
7.08 INSPECTION13
7.09 INDEMNITY TO LANDLORD13
7.10 DAMAGE BY TENANT14
7.11 TENANT INSURANCE14
7.12 NO ABATEMENT OF RENT15
7.13 EXHIBITING PREMISES15
7.14 SIGNS15
7.15 NAME OF BUILDING15
7.16 KEEP TIDY15
7.17 DELIVERIES15
7.18 NOTICE OF DAMAGE16
7.19 ALTERATIONS, ETC16
7.20 CONSTRUCTION LIENS17
7.21 SECURITY17
7.22 HAZARDOUS SUBSTANCES17
7.23 NUISANCE18
8.00 LANDLORD'S COVENANTS18
8.01 QUIET ENJOYMENT18
8.02 TAXES, ETC.18
8.03 HEATING AND AIR-CONDITIONING18
8.04 REPAIR OF STRUCTURE19
8.05 JANITORIAL SERVICES19
8.06 DELAYS IN PROVISION OF SERVICES19
8.07 LANDLORD’S INSURANCE19
9.00 TENANT'S FIXTURES20
9.01 REMOVAL OF TENANT'S FIXTURES20
10.00 DAMAGE OR DESTRUCTION OF LEASED PREMISES20
10.01 PARTIAL DAMAGE20
10.02 TOTAL DAMAGE21
10.03 OBLIGATION TO REPAIR21
10.04 ABATEMENT OF RENT21
10.05 DAMAGE TO 50% OF BUILDING21
10.06 COMPLETION OF REPAIR21
11.00 LIABILITY FOR DAMAGE TO PROPERTY22
12.00 DEFAULT OF TENANT22
13.00 BANKRUPTCY23
14.00 RE-ENTRY BY LANDLORD23
15.00 RIGHT OF TERMINATION23
16.00 DISTRESS23
17.00 NON-WAIVER24
18.00 CHANGES TO BUILDING24
19.00 SEVERANCE OF LAND24
20.00 COSTS OF COLLECTION24
21.00 PROFITS AND REMEDIES BY LANDLORD24
21.01 PAYMENTS TO THIRD PARTIES25
21.02 NON-PAYMENT OF ADDITIONAL RENT25
21.03 INTEREST ON ARREARS25
22.00 NOTICE25
23.00 SUBORDINATION, POSTPONEMENT, ATTORNMENT25
23.01 TENANT'S RIGHT TO POSSESSION26
23.02 ATTORNMENT BY TENANT26
24.00 CERTIFICATE26
25.00 REGISTRATION26
26.00 PLANNING ACT27
27.00 TRANSFER BY LANDLORD27
28.00 NO ADVERTISING OF LEASED PREMISES27
29.00 TIME OF ESSENCE28
30.00 LAWS OF ONTARIO28
31.00 SEVERABILITY OF COVENANTS28
32.00 HEADINGS28
33.00 SCHEDULES28
34.00 LEASE ENTIRE AGREEMENT28
35.00 INTERPRETATION28
36.00 SUCCESSORS29
37.00 JOINT AND SEVERAL COVENANT29
38.00 EXECUTION IN COUNTERPARTS, FACSIMILE AND EMAIL29
SCHEDULE "A” – Legal Description30
SCHEDULE "B1” – Floor Plan of First Floor Leased Premises31
SCHEDULE "B2” – Floor Plan of Second Floor Leased Premises32
SCHEDULE "B3” – Floor Plan of Third Floor Leased Premises33
SCHEDULE "B4” – Floor Plan of Fourth Floor Leased Premises34
SCHEDULE "B5” – Floor Plan of Fifth Floor Leased Premises35
SCHEDULE "C" – Rules and Regulations36
SCHEDULE "D" - Parking37
SCHEDULE "E" – Option to Extend38
SCHEDULE "F" – Environmental Management Plan39
SCHEDULE "G" – Leasehold Improvements40
SCHEDULE "H" – Additional Terms42
SCHEDULE "I" – Allocation of Additional Rent Items if Tenant Self-Mamgaes 43
SCHEDULE "J" – Additional Terms44

THIS INDENTURE made this 11th day of February, 2011.

BETWEEN:

KANATA RESEARCH PARK CORPORATION

(Hereinafter called the "Landlord")

 OF THE FIRST PART

AND:

ZARLINK SEMICONDUCTOR INC.

(Hereinafter called the "Tenant")

 OF THE SECOND PART

WITNESSETH that in consideration of the rents, covenants, conditions and agreements herein contained, the Landlord and the Tenant covenant and agree as follows:

1.00                LEASED PREMISES

The Landlord hereby leases to the Tenant all those premises consisting of:

(i)
Eleven Thousand Seven Hundred and Fourteen point Three Six (11,714.36) certified useable [Twelve Thousand Seven Hundred and Seventy-Three point Five Three (12,773.53) certified rentable] square feet of space on the first (1st) floor (the “First floor Leased Premises”);

(ii)
Nineteen Thousand One Hundred and Seventy-Nine point One Four (19,179.14) certified useable [Twenty Thousand Nine Hundred and Thirteen point Two Zero (20,913.20) certified rentable] square feet of space on the second (2nd) floor (the “Second floor Leased Premises”);

(iii)
Nineteen Thousand Seven Hundred and Forty-Two point Zero Nine (19,742.09) certified useable [Twenty-One Thousand Five Hundred and Twenty-Five point Six Seven (21,525.67) certified rentable] square feet of space on the third (3rd) floor (the “Third floor Leased Premises”);

(iv)
Nineteen Thousand Seven Hundred and Twenty-Nine point One Seven (19,729.17) certified useable [Twenty-One Thousand Five Hundred and Eleven point Six Seven (21,511.67) certified rentable] square feet of space on the fourth (4th) floor (the “Fourth floor Leased Premises”);

(v)
Nineteen Thousand Seven Hundred and Thirty-Nine point Nine Four (19,739.94) certified useable [Twenty-One Thousand Five Hundred and Twenty-Three point Five Two (21,523.52) certified rentable] square feet of space on the fifth (5th) floor (the “Fifth floor Leased Premises”);

for a total of Ninety Thousand One Hundred and Four point Seven Zero (90,104.70) certified useable [Ninety-Eight Thousand Two Hundred and Forty-Seven point Five Nine (98,247.59) certified rentable] square feet of space, representing the whole of the building (herein collectively called the "Leased Premises") of the building known municipally as 400 March Road (herein called the "Building") in the City of Ottawa, which said building is erected on the lands (herein called the "Lands") described in Schedule "A" annexed hereto.  The Leased Premises are more particularly identified on the floor plans annexed hereto and marked as Schedules "B1", "B2, "B3", "B4" and "B5".

1.01                ADDITIONAL DEFINITIONS

For the purposes of this Lease and any additions or amendments thereto:

(a)
"Improvements" means all improvements located on the Lands, including the Building, the parking lot or structure servicing the Building and other facilities and physical structures which are for the exclusive use of occupants of the Building;

(b)
“Common Areas” means at any time those portions of the Lands and Building not leased or designated for lease to tenants but provided to be used in common by (or by the sublessees, agents, employees, customers or licensees of) the Landlord, Tenant and other tenants of the Building, whether or not they are open to general public and shall include any fixtures, chattels, systems, decor, signs, facilities or landscaping contained in those areas or maintained or used in connection with them, and shall be deemed to include the city sidewalks adjacent to the Lands and any pedestrian walkway system (either above or below ground), park, or other public facility in respect of which the Landlord is from time to time subject to obligations arising from the Lands and Building.

(c)	"Tenant's Proportionate Share" means One Hundred percent (100%) provided the said percentage may be varied based on the actual area of the Leased Premises and Building as certified by the Landlord.

(d)
“Permitted Transfers” means an affiliated company, or subsidiary of the Tenant, or a purchaser of all of the assets or all of the shares of the Tenant who can provide the same quality of financial covenant, or the entity resulting in the continuation of the Tenant following the merger or amalgamation of the Tenant.

2.00                TERM

To have and to hold the Leased Premises for and during the term of five (5) years, five (5) months, and twenty-one (21) days (hereinafter called the "Term") to be computed from October 11, 2011 and from thenceforth next ensuing and fully to be completed and ended on March 31, 2017.

2.01                INABILITY TO GIVE OCCUPANCY.  Intentionally deleted.

2.02                EARLY OCCUPANCY.  Intentionally deleted.

2.03                OVERHOLDING

If the Tenant shall continue to occupy the Leased Premises after the expiration of this Lease without the consent of the Landlord and without any further written agreement, the Tenant shall be a monthly tenant at a rent equivalent to 150% of the Monthly Rent and Additional Rent hereby reserved and subject to all the terms and conditions herein set out except as to length of tenancy.

3.00                BASIC RENT

In each year during the Term of this Lease, the Tenant covenants and agrees to pay without any set-off or deduction whatsoever, to the Landlord, as rent for the Leased Premises, the following:

Year of Term	Rental Rate Per Sq. Ft. Per Annum	Total Per Annum
Oct. 11/11 to Mar. 31/12	$9.00	$884,228.31
Apr. 1/12 to Mar. 31/15	$10.00	$982,475.90
Apr. 1/15 to Mar. 31/17	$11.00	$1,080,723.49

herein called "Annual Rent".  The Annual Rent will be adjusted proportionately for any lease year which is other than twelve months.   All monetary amounts payable under this Lease shall be in Canadian dollars.

3.01                MONTHLY RENT

The Annual Rent shall be payable in equal monthly installments (hereinafter called the "Monthly Rent") in advance on the first day of each calendar month during the Term.  If the Term commences on any day other than the first (1st) or ends on any day other than the last of a calendar month, rent for the fraction of a month at the commencement and at the end of the Term shall be prorated at a rate per day equal to 1/365th of the Annual Rent payable.  The Annual Rent and the Monthly Rent may be varied based on the actual area of the Leased Premises and Building as certified by the Landlord.

3.02                ADDITIONAL RENT

The Tenant covenants to pay as additional rent all sums to be paid to the Landlord hereunder including, without limiting the generality of the foregoing, all tax on the Tenant's leasehold improvements, Harmonized Sales Tax and the Tenant's Proportionate Share of the Tax, Capital Tax, Landlord's Business Tax and Operating Costs (herein called "Additional Rent").

3.03                ESTIMATED ADDITIONAL RENTALS

During the Term, the Tenant shall pay to the Landlord monthly in advance on the 1st day of each and every month during the Term, one-twelfth (1/12) of the amount of such annual Additional Rent as reasonably estimated by the Landlord to be due from the Tenant.  Such estimates may be adjusted from time to time and re-adjusted by the Landlord and the Tenant shall pay to the Landlord monthly installments of Additional Rent according to such estimates, as so adjusted.

3.04                DEFICIENCY OF ADDITIONAL RENT

If the aggregate amount of such estimated Additional Rent payments made by the Tenant in any year should be less than the Additional Rent due for such year, then the Tenant shall pay to the Landlord as Additional Rent within ten (10) days of receipt of notice thereof from the Landlord the amount of such deficiency.

3.05                EXCESS OF ADDITIONAL RENTAL INSTALLMENTS

If the aggregate amount of such Additional Rent payments made by the Tenant in any year of the Term should be greater than the Additional Rent due for such year, then should the Tenant not be otherwise in default hereunder, the amount of such excess will be applied by the Landlord to the next succeeding installments of such Additional Rent due hereunder; and if there be any such excess for the last year of the Term, the amount thereof will be refunded by the Landlord to the Tenant within thirty (30) days after the completion of the Landlord's year-end review provided the Tenant is not otherwise in default under the terms of the Lease.

3.06                PRO-RATING OF ADDITIONAL RENT

If only part of any calendar year is included within the Term the amount of the Additional Rent payable by the Tenant for such partial year shall be prorated and shall be based upon the estimates made by the Landlord and upon a final determination of such Additional Rent, the amount remaining unpaid at the termination of this Lease shall, notwithstanding such termination, be adjusted and paid within a reasonable time thereafter.

3.07                PREPAYMENT OF ADDITIONAL RENT

Notwithstanding the foregoing, if the Landlord is required to pay any amount, which it is entitled to collect from the tenants of the Building, more frequently than provided for in this Lease or if the Landlord is required to prepay any such amount, the Tenant shall pay to the Landlord its portion of such amount calculated in accordance with this Lease, forthwith upon demand.

3.08                DISPUTE AS TO AMOUNT OF ADDITIONAL RENT

At the Tenant’s request no later than December 15th of any year, the Landlord shall provide a status report, based on actuals received to date, as to whether the estimated Additional Rent is over, under or in keeping with the estimates on which the payments have been made throughout the year.  After receipt of the Landlord’s report delivered no later than January 10th of the following year, the Tenant, if it has requested information and not received a satisfactory response, at its expense (which shall include any administrative costs of the Landlord), shall have the right to an audit of the Landlord's Additional Rent estimates and actual charges for the Building for the current year (to be performed by certified accountants as mutually agreed) upon written request to the Landlord no later forty-five (45) days after Tenant’s receipt of Landlord’s report.  Said audit shall be coordinated by the Landlord as part of its year-end accounting exercises.  A copy of the audit requested by the Tenant shall be delivered within one hundred and eighty (180) days of the end of the year being audited.  Any information hereby received shall remain confidential and the property of the Landlord.

3.09                PAYMENT

The Tenant shall deliver a cheque to the Landlord on or before the first day of each month of the Term, in an amount equal to the Monthly Rent and the Additional Rent, plus HST.

3.10                ADVANCE RENTAL.  Intentionally deleted.

3.11                MANNER AND PLACE OF PAYMENT OF RENT

All rent shall, until further written notice is received from the Landlord, be paid by the Tenant without any prior demand therefor to Kanata Research Park Corporation at its principal office located at 555 Legget Drive, Suite 206, Ottawa, Ontario, Canada K2K 2X3, or at such other place in Canada as Kanata Research Park Corporation may designate in writing from time to time, and shall be payable in lawful money of Canada.  The Landlord agrees that payments made to Kanata Research Park Corporation pursuant to this Lease shall be deemed to be payments made to the Landlord and the Tenant shall not be required to see to the application thereof.

3.12                DEFAULT

Any sums received by the Landlord from or for the account of the Tenant when the Tenant is in default hereunder may be applied at the Landlord's option to the satisfaction, in whole or part, of any of the obligations of the Tenant then due hereunder in such manner as the Landlord sees fit, and regardless of any designation or instructions of the Tenant to the contrary.

3.13                ACCRUAL OF RENT

Rent shall be considered as annual and accruing from day-to-day, and where it becomes necessary for any reason to calculate such rent for an irregular period of less than one (1) year an appropriate apportionment and adjustment shall be made.  Where the calculation of any Additional Rent is not made until after the termination of this Lease, the obligation of the Tenant to pay such Additional Rent shall survive the termination of this Lease and such amounts shall be payable by the Tenant upon demand by the Landlord.

3.14                NET LEASE

The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree net lease for the Landlord and that the Landlord shall not be responsible during the Term for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Leased Premises, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term except as shall be otherwise expressly provided for in this Lease and other than Income Tax due by the Landlord, the Tenant shall be responsible for any business transfer tax, value added tax, multi-stage sales tax, harmonized sales tax or any other tax or levy on rental income that may be charged, levied or assessed by any government or other applicable taxing authority against the Landlord whether known as a harmonized sales tax or any other name ("Harmonized Sales Tax" or “H.S.T.”).

4.00                TENANT'S BUSINESS TAX

In each and every year during the Term, the Tenant covenants to pay and discharge prior to the same becoming due and payable all taxes, rates, duties and assessments and other charges that may be levied, rated, charged or assessed against or in respect of the Tenant's or other occupant's use and occupancy of the Leased Premises, or in respect of the Tenant's or other occupant's leasehold improvements, equipment, machinery, trade fixtures and facilities situate or installed on or in the Leased Premises and every tax and license fee in respect of any and every business carried on in the Leased Premises or in respect of the use or occupancy thereof by the Tenant (and any and every subtenant, licensee or occupant thereof) whether such taxes, rates, duties, assessments and license fees are charged by any municipal, parliamentary, school or other body during the term hereby demised.  The Tenant will indemnify and keep indemnified the Landlord from and against payment of all loss, costs, charges and expenses occasioned by, or arising from any and all such taxes, rates, duties, assessments, license fees, and any and all taxes which may in future be levied or charged in lieu of such taxes; and any such loss, costs, charges and expenses suffered by the Landlord may be collected by the Landlord as rent with all rights of distress and otherwise as reserved to the Landlord in respect of rent in arrears.  The Tenant further covenants and agrees that upon written request of the Landlord, the Tenant will promptly deliver to the Landlord for inspection receipts for payment of all such taxes, rates, duties, assessments, license fees and other charges in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or in respect of any business carried on in the Leased Premises which were due and payable up to one (1) month prior to such request.

4.01                LANDLORD'S BUSINESS TAX

In the event that there are any taxes, rates, duties, assessments or charges levied, rated, charged or assessed against the Landlord by any municipal or other governmental authority with respect to the Landlord's use or occupancy of any part of the Building or the Lands which the Tenant is entitled to use in common with other persons or with respect to any other part of the Building which the Landlord uses or occupies for the purpose of supplying services to the Leased Premises (such taxes, rates, duties, assessments or charges hereinafter called the "Landlord's Business Tax"), then it is agreed that in addition to all other sums, the Tenant is required to pay pursuant to this Lease, the Tenant shall pay to the Landlord as Additional Rent, the Tenant's Proportionate Share of such Landlord's Business Tax.

4.02                TAX ON TENANT'S LEASEHOLD IMPROVEMENTS

The Tenant shall pay to the Landlord as Additional Rent, in respect of each applicable tax year, an amount equal to that portion of the Tax for such tax year, as determined by the Landlord, which may reasonably be regarded as being attributable to the fixtures, improvements, installations, alterations, additions and equipment from time to time made, erected or installed by or on behalf of the Tenant in the Leased Premises.

4.03                PROPERTY TAX

"Tax" in this Lease means an amount equivalent to all taxes, rates, duties, levies and assessments whatsoever levied, rated, charged or assessed by any municipal, parliamentary, educational, school or other governmental authority charged upon the Building, the Lands, the property and all improvements now or hereafter appurtenant thereto or upon the Landlord on account thereof including all taxes, rates, duties, levies and assessments for local improvements and including any tax which has been attracted by the Tenant's leasehold improvements and equipment and for which the Tenant is responsible hereunder and excluding any portion of Tax payable solely by any other tenant and excluding any Tax charged against or applicable to the other office buildings constructed on the Lands and the parking spaces (excluding visitor parking) applicable to such buildings and excluding such taxes as corporate income, capital gains, profits or excess profits, taxes assessed upon the income of the Landlord, and shall also include any and all taxes which may in future be levied in lieu of Tax as hereinbefore defined.

4.04                ALLOCATION OF TAX

If the Tax or any portion thereof that may be payable by the Tenant by reason of this Lease, depends upon an assessment or an approximation of an assessment which has not been made by the taxing authority or authorities having jurisdiction, the Landlord shall determine the same; any such determination made by the Landlord shall be binding upon the Tenant unless shown to be unreasonable or erroneous in some substantial respect.  The Landlord shall have the right from time to time to reasonably allocate and re-allocate Taxes not charged separately to the various buildings (including the Building) and the parking garages located on the Lands.

4.05                SEPARATE SCHOOL TAXES

If the Tenant or any subtenant or licensee of the Tenant or any occupant of the Leased Premises shall elect to have the Leased Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord, as Additional Rent, as soon as the amount of the separate school taxes is ascertained, any amount by which the amount of separate school taxes exceeds the amount which would have been payable for Tax had such election not been made, and if the Tenant or any subtenant or licensee of the Tenant shall elect to have the Leased Premises or any part thereof assessed for separate school taxes as aforesaid, and if such separate school taxes are less than the taxes which would have been payable for school taxes had such election not been made, then and in that event, the Tenant shall be entitled to deduct from the rent for the first month of the year following which such taxes were payable, the amount by which the separate school taxes were less than the amount which would have been payable for school taxes in the year prior to such month.

4.06                TAX APPEAL

Any expense incurred by the Landlord in obtaining or attempting to obtain a reduction in the amount of the Tax or the assessment upon which the Tax may be based, shall be added to and included in the amount of the Tax, and if the Tenant shall have paid its Proportionate Share of the Tax and the Landlord shall thereafter receive a refund of any portion of the Tax, the Landlord shall make an appropriate refund to the Tenant.

4.07                CAPITAL TAX

"Capital Tax" means the tax or excise imposed or capable of being imposed upon the Landlord by any government authority having jurisdiction which is measured or based in whole or in part upon the taxable capital employed by the Landlord, which said taxable capital shall be deemed to be the cost to the Landlord of said Building and Lands computed as if the amount of such tax were that amount due if the Building and the Lands were the only property of the Landlord, the Landlord was entitled to no capital deduction, investment allowance or any other deduction whatsoever.  For the purpose of this paragraph the Term "investment allowance" and "capital deduction" shall be defined by reference to the applicable taxing statute.

5.00                OPERATING COSTS

Subject to Schedule “H”, "Operating Costs" in this Lease means, without duplication, the total charges, expenses, costs, fees, rentals, disbursements or outlays incurred, accrued, paid, payable or attributable whether by the Landlord or others on behalf of the Landlord for complete repair, replacement, maintenance, operation, cleaning and management of the Building, Lands and all the improvements thereon and the components of each of them (herein collectively called the "Property") such as are in keeping with maintaining the standard of a first class commercial Property so as to give it high character and distinction, including, without limiting the generality of the foregoing, the following:

(a)	the cost of all repairs and replacements required for such operation and maintenance;
(b)
the reasonably amortized costs of all equipment and major repairs, including but not limited to, roof repairs required for the operation or maintenance of the Building as properly expensed in each fiscal year in which such equipment is able to be depreciated in accordance with Generally Accepted Accounting Principles (GAAP);

(c)
the cost of upgrades to the electrical system, including shut downs and provision of temporary and alternate electrical power, air-conditioning, ventilating and mechanical systems and equipment in the Building;

(d)	the cost of snow removal;
(e)	the cost of landscape maintenance including the cost of replacing any landscaping on the Lands;
(f)	the cost of window cleaning;
(g)	the cost of insurance premiums for fire, casualty, liability, rental and any other insurance coverage maintained by the Landlord in connection with the Property;
(h)
the amount paid or payable for all salaries, wages and benefits and other payments paid to or on behalf of persons engaged in the cleaning, supervision, maintenance and repair of the Property (including wages of the on site Property Manager);

(i)	the cost of accounting services necessary to prepare the statements and opinions for the tenants and to compute the rents and other charges payable by the tenants of the Building;
(j)	the cost of providing exterior site security services;
(k)	the cost of repair and maintenance of the roadways, curbs, paving, walkways, pools, landscaping, lighting and other common facilities and outside areas;
(l)	cost of replacing machinery or equipment which by its nature requires periodic replacement;
(m)	the cost of the fair rental value of space in the Building occupied by the Landlord, its manager and/or personnel;
(n)
building management fees or an administrative fee, being a percentage of Additional Rent (not exceeding the going rate charged by trust companies or first class building Management Companies for building management in the City of Ottawa for similar buildings); and

(o)	the cost of service contracts with independent contractors and all other expenses, paid or payable by the Landlord in connection with the operation of the Property.

Operating Costs shall not include:

i.	any interest on any debt or capital;
ii.	retirement of any debt;
iii.	any amounts directly chargeable by the Landlord to any tenant or tenants of the Building; and
iv.	the cost of any repairs paid for by insurance proceeds or for which the Landlord was reimbursed by insurance proceeds.

5.01                ALLOCATION OF OPERATING COSTS

In determining the Operating Costs attributable to the Building, the Landlord shall have the right from time to time to reasonably allocate and re-allocate such Operating Costs which represent operating costs incurred for facilities or services shared by the Building and such other buildings as are owned or operated by the Landlord and which are not charged or allocated separately against the Building and any such other building or buildings.  Any such determination made by the Landlord shall be mutually agreed upon with the Tenant.

5.02                FULL OCCUPANCY

If in any year the Building has not been fully occupied for the whole year, the amount of the Operating Costs for such year may be adjusted by the Landlord, acting reasonably, to an amount which reflects what the amount of the Operating Costs would be if the Building had been fully occupied for the whole year.

5.03                USE OF ELECTRICITY

The Landlord will provide and permit the Tenant to use the electricity, domestic water, sewage disposal and other utility services serving the Building in such quantities as the Landlord from time to time determines to constitute normal use for tenants in the Building.  The Tenant shall not overload the capacity of any such service.  The Tenant shall not bring on the Leased Premises any installations, appliances or business machines which are likely to consume significant amounts of electricity or other utilities or which require special venting without the prior written consent of the Landlord.  The Tenant shall not engage any person to provide any utility service to the Leased Premises.  In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building's electrical service, the Tenant shall not, without the Landlord's prior written consent in each instance, connect any additional fixtures, appliances or equipment (other than normal office electrical fixtures, lamps, computers and similar small office machines) to the Building's electric distribution system or make any alteration or addition to the electrical system of the Leased Premises existing at the commencement of the Term.  If the Landlord grants such consent, the cost of all additional risers and other equipment required therefor, together with all costs associated with shut downs and the provision of auxillary electrical power, shall be paid as Additional Rent by the Tenant to the Landlord upon demand.  As a condition to granting such consent, the Landlord may require the Tenant to agree to pay an increase in the Additional Rent for Operating Costs by an amount which will reasonably reflect the increased cost of the Landlord of the additional electrical services to be furnished to the Leased Premises by the Landlord.

5.04                METERS

The Tenant covenants to pay for the cost of any additional metering which may be required by the Landlord to be installed in the Building for the purpose of determining the amount of electricity and/or cooling consumed by the Tenant in the Leased Premises.

6.00                ASSIGNING OR SUBLETTING

A.
Except to Permitted Transfers, the Tenant covenants that it will not assign or sublet the Leased Premises or any part thereof without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, save and except in the event of any of the following, in which case the Landlord may arbitrarily withhold its consent:

(a)
an assignment or sublet of the whole of the Leased Premises, the terms of which have a net present value that are more than the net present value of the terms of the Lease, or the terms then generally being offered to prospective tenants (not including the value of initial leasehold improvements, leasing commissions, utilities, Tenant services [e.g., security, reception, etc.]  or inducements of any kind under the Lease), and if the Landlord consents to such assignment or sublet, the Tenant shall pay the increased value to the Landlord as Additional Rent.  It shall be unreasonable for the Landlord to withhold its consent to a subletting of the whole of the Leased Premises if the proposed subtenant is of such financial standing and operational responsibility as to give reasonable assurance of the payment of all rental and other amounts reserved in this Lease and compliance with all of the terms, covenants, provisions and conditions of this Lease; or

(b)
where the assignee or subtenant is then a tenant of the Landlord, or a prospective tenant with whom the Landlord has  provided an offer for the lease of premises within the Landlord’s portfolio and the offer’s irrevocable date has not lapsed and negotiations are ongoing with the tenant/prospective tenant.

B.
The Landlord acknowledges that as at the date of this Lease the Tenant is subletting a portion of the Leased Premises, with the Landlord’s consent, to Omnitrol Networks (Canada) Inc., Blinq Networks, C-Core, and Sound Design Technologies Ltd.

6.01                REQUEST TO ASSIGN OR SUBLET

If the Tenant requests the Landlord's consent to an assignment of this Lease or to a subletting of the whole or any part of the Leased Premises, the Tenant shall submit to the Landlord the name and address of the proposed assignee or subtenant together with a copy of an offer or agreement to assign or sublet or the sublease or assignment and such additional information as to the nature of its business and its financial responsibility and standing (including financial statements) as the Landlord may reasonably require ("required information").

6.02                LANDLORD'S RIGHT TO CANCEL

Upon receipt of such request and the required information from the Tenant, the Landlord shall have the right, exercisable in writing within thirty (30) days after such receipt, to cancel and terminate this Lease if the request is to assign this Lease, or to sublet all of the Leased Premises, in each case as of the date set forth in the Landlord's notice of exercise of right ("Landlord's notice of termination"), which shall be neither less than sixty (60) days nor more than one hundred and twenty (120) days following the delivery of the Landlord's notice of termination.  If the Landlord shall exercise such right, the Tenant shall surrender possession of the entire Leased Premises or the portion which is the subject of the right, as the case may be, on the date set forth in the Landlord's notice of termination in accordance with the provisions of this Lease relating to the surrender of the Leased Premises at the expiration of the Term.  If this Lease shall be cancelled as to a portion of the Leased Premises only, the rent payable by the Tenant under this Lease shall be abated proportionately.  In the event that the Landlord shall not exercise the right to cancel this Lease, then the Landlord's consent to any such request to assign or sublet shall not be unreasonably withheld.

6.03                ASSIGNMENT AGREEMENT

The Landlord's consent to any assignment may be conditional upon the assignee entering into an assignment in form and content satisfactory to the Landlord, to perform, observe and keep each and every covenant, condition and agreement in this Lease on the part of the Tenant to be performed, observed and kept including the payment of rent and all other sums and payments agreed to be paid or payable under this Lease on the days and times and in the manner specified.

6.04                CONSENT NOT TO RELEASE TENANT

In no event shall any assignment or sublet to which the Landlord may have consented release or relieve the Tenant from its obligations fully to perform all the terms, covenants and conditions of this Lease to be performed.

6.05                CHANGE IN CORPORATE CONTROL

If the Tenant is a corporation, or if this Lease, with the written consent of the Landlord, is assigned to a corporation, and if at any time during the Term any part or all of the corporate shares or voting rights of shareholders shall be transferred (except to Permitted Transfers, provided that prior to or as soon as reasonably possible after such change of control to Permitted Transfers, the Landlord receives satisfactory assurances that there will be continuity of the existing management policies and operations) by sale, assignment, bequest, inheritance, trust, operation of law or other disposition, or treasury shares be issued, so as to result in a change in the control of such corporation by the person or persons now owning a majority of the corporate shares thereof, the Landlord may terminate this Lease at any time after such change in control by giving the Tenant thirty (30) days prior written notice of such termination.  The Tenant shall, at the request of the Landlord, make available to the Landlord for inspection or copying, or both, all books and records of the Tenant which, alone or with other data, show the applicability or inapplicability of this paragraph.  If any stockholder or shareholder of the Tenant shall, after the request of the Landlord so to do, fail or refuse to furnish forthwith to the Landlord any data verified by the affidavit of such stockholder or shareholder or other credible person, which data, alone or with other data show the applicability or inapplicability of this paragraph, the Landlord may terminate this Lease by giving the Tenant thirty (30) days' prior written notice of such termination.

6.06                NOTICE OF CHANGE OF CONTROL

Where there is a change in corporate control of the Tenant, the Tenant shall forthwith so advise the Landlord in writing.

6.07                COST OF CONSENT

The Tenant further agrees that prior to any consent for assignment, subletting or change in control being effective and binding upon the Landlord, the Tenant shall pay on demand the Landlord's reasonable costs (including the Landlord's own administrative costs) incurred in connection with the Tenant's request for such consent.

7.00                TENANT'S COVENANTS

The Tenant further covenants with the Landlord as follows:

7.01                TENANT REPAIRS

To repair, maintain and keep the Leased Premises and all trade fixtures and improvements therein in good and substantial repair subject only to defects in construction of the structural members of the Building, reasonable wear and tear and damage by fire, lightning and tempest or other casualty against which the Landlord is insured (herein collectively referred to as "Tenant Repair Exceptions"); and that the Landlord may enter and view state of repair and that the Tenant will repair according to notice in writing, except for Tenant Repair Exceptions and that the Tenant will leave the Leased Premises in good repair, except for Tenant Repair Exceptions.  Notwithstanding anything hereinbefore contained, the Landlord may in any event make repairs to the Leased Premises without notice if such repairs are, in the Landlord's opinion, necessary for the protection of the Building and the Tenant covenants and agrees with the Landlord that if the Landlord exercises any such option to repair, the Tenant will pay to the Landlord together with the next installment of Monthly Rent which shall become due after the exercise of such option all sums which the Landlord shall have expended in making such repairs and that such sums, if not so paid within such time, shall be recoverable from the Tenant as rent in arrears. Provided further that in the event that the Landlord from time to time makes any repairs as hereinbefore provided, the Tenant shall not be deemed to have been relieved from the obligation to repair and leave the Leased Premises in a good state of repair.

7.02                RULES AND REGULATIONS

That the Tenant and his employees and all persons visiting or doing business with him on the Leased Premises shall be bound by and shall observe rules and regulations annexed hereto or as may hereafter be reasonably set by the Landlord of which notice in writing shall be given to the Tenant and upon such notice being delivered all such rules and regulations shall be deemed to be incorporated into and form part of this Lease.

7.03                USE OF PREMISES

The Leased Premises shall be used only for general office and related uses to carry on the Tenant’s business.

7.04                INCREASE IN INSURANCE PREMIUMS

That it will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by any insurance policy in force from time to time covering the Building including any regulations made by any fire insurance underwriters applicable to such policies.  In the event the Tenant's occupancy or conduct or business in, or on the Leased Premises, whether or not the Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Building, the Tenant shall pay any such increase in premiums as Additional Rent within ten (10) days after bills for such additional premiums shall be rendered by the Landlord.  In determining whether increased premiums are a result of the Tenant's use or occupancy of the Leased Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate.  The Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Leased Premises.

7.05                CANCELLATION OF INSURANCE

If any policy of insurance upon the Building or any part thereof or upon the Lands or any part thereof shall be cancelled or rendered voidable by the insurer by reason of any act, omission or occupation of the Leased Premises or any part thereof by the Tenant, any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Leased Premises, and the Tenant, after receipt of notice from the Landlord, shall have failed to immediately reinstate such insurance policies or avoid cancellation of such insurance policies, the Landlord may at its option determine this Lease forthwith by leaving upon the Leased Premises notice in writing of its intention so to do and thereupon rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such determination and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord and the Landlord may re-enter and take possession of the same or the Landlord shall pay any increased cost of such insurance and the Tenant shall pay as Additional Rent, on demand, the amount by which the premiums for such insurance are so increased.

7.06                OBSERVANCE OF LAW

To comply promptly at its own expense with all provisions of law including without limitation, federal and provincial legislative enactments, building by-laws, and any other governmental or municipal regulations which relate to the partitioning, equipment (all electrical equipment must be approved as determined by the then current version of the Ontario Electrical Safety Code in effect in Ontario), operation and use of the Leased Premises, and to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises.  And to comply with all police, fire and sanitary regulations imposed by any federal, provincial or municipal authorities or made by fire insurance underwriters, and to observe and obey all governmental and municipal regulations and other requirements governing the conduct of any business conducted in the Leased Premises.  Provided that in default of the Tenant so complying the Landlord may at its option where possible comply with any such requirement and the cost of such compliance shall be payable on demand by the Tenant to the Landlord as Additional Rent.

7.07                WASTE AND OVERLOADING OF FLOORS

Not to do or suffer any waste or damage, disfiguration or injury to the Leased Premises or the fixtures and equipment thereof or permit or suffer any overloading of the floors thereof; and not to place therein any safe, heavy business machine or other heavy thing without first obtaining the consent in writing of the Landlord; and not to use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business and not to cause or permit any nuisance in, at or on the Leased Premises; and without the prior consent in writing of the Landlord, the Tenant will not bring onto or use in the Leased Premises or permit any person subject to the Tenant to bring onto or use on the Leased Premises any fuel or combustible material for heating, lighting or cooking nor will it allow onto the Leased Premises any stove, burner, kettle, apparatus or appliance for utilizing the same and the Tenant will not purchase, acquire or use electrical current or gas for consumption on the Leased Premises except from such supplier thereof as shall have been approved in writing by the Landlord.

7.08                INSPECTION

To permit the Landlord, its servants or agents to enter upon the Leased Premises with at least one [1] business day prior notice (except in the case of an emergency when the Landlord may enter without being accompanied by a representative of the Tenant, for which no prior notice is required) and for the purpose of inspection and of making repairs, alterations or improvements to the Leased Premises, or to the Building, and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby.  The Landlord, its servants or agents may with at least one [1] business day prior notice (except in the case of an emergency when the Landlord may enter without being accompanied by a representative of the Tenant, for which no prior notice is required) enter upon the Leased Premises to remove any article or remedy any condition which, in the opinion of the Landlord, reasonably arrived at, would be likely to lead to cancellation of any policy of insurance and such entry by the Landlord shall not be deemed to be a re-entry.  The Tenant shall, upon written request of the Landlord, produce the then-current audited Consolidated Financial Statements of the Tenant, which statements shall include a Balance Sheet, Income Statement, Statement of Cash Flow and  Statement of Shareholders Equity.

7.09                INDEMNITY AND LIMITATION OF LIABILITY

Each party (the “Indemnifying Party”) will promptly indemnify and save and hold harmless the other party (the “Indemnified Party”) for any and all liabilities, damages, costs, claims, suits or actions of any nature or kind including the full cost and reasonable expenses to the Indemnified Party payable on demand in resisting or defending the same to which the Indemnified Party shall or may become liable or suffer arising out of or by reason of:

(a)	any breach, violation or non-performance by the Indemnifying Party of any of its covenants and obligations under this Lease;

(b)
any damage to tangible property of the Indemnified Party while said property shall be in or about the Leased Premises, Building or Lands including any systems, furnishings and amenities thereof, as a result of the negligence, misuse or willful misconduct of the Indemnifying Party, its express or implied invitees, licensees, agents, servants or employees; and

(c)
any personal injury to any invitee, licensee, agent, servant or employee of the Indemnified Party, including death resulting at any time therefrom, occurring on or about the Leased Premises, the Building or the Lands as a result of the negligence, misuse or willful misconduct of the Indemnifying Party, its express or implied invitees, licensees, agents, servants or employees.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA, LOST SAVINGS OR OTHER SIMILAR PECUNIARY LOSS) WHETHER ARISING FROM CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY.

The foregoing indemnity and limitation of liability shall survive the expiry or sooner determination of this Lease.

7.10                DAMAGE BY TENANT

That if the Building, including the Leased Premises, the elevators, boilers, engines, pipes and other apparatus (or any of them) used for the purpose of heating, ventilating or air-conditioning the Building or operating the elevators, or if the water pipes, drainage pipes, electric lighting or other equipment of the Building or the roof or outside walls or other parts of the Building will not function properly or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant, or of any of its invitees, licensees, agents, servants, employees, clients, customers or contractors, or through it or them in any way stopping up or injuring any heating, ventilating or air-conditioning apparatus, elevators, water pipes, drainage pipes or other equipment or parts of the Building, the expense of the necessary repairs, replacements or alterations shall be borne by the Tenant and paid forthwith on demand to the Landlord as Additional Rent.

7.11                TENANT INSURANCE

(a)           To maintain in force during currency of this Lease at the Tenant’s expense insurance policies to cover the following:

(i)
comprehensive general liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) (including bodily injury and property damage, tenant’s legal liability, cross liability and contractual liability) to cover all responsibilities assumed by the Tenant with respect to the use or occupancy of and the business carried on, in or from the Leased Premises;

(ii)	all risk insurance covering leasehold improvements made or installed by or on behalf of the Tenant in an amount equal to the full replacement value thereof; and

(iii)
any other insurance that the Landlord (or the Landlord's mortgagee, if any) may reasonably require from time to time in form and amounts and for insurance risks against which a prudent Tenant would protect itself;

(b)	Copies of all certificates evidencing the insurance or its renewal shall be delivered to the Landlord at the Landlord’s request;

(c)
That all policies of insurance to be maintained by the Tenant shall, in the case of general liability insurance, include the Landlord (and, where applicable, the Landlord's mortgagee) as additional insured but solely with respect to liability arising out of the operations of the Tenant.  All such insurance policies shall also contain a provision requiring the insurer to provide the Landlord with thirty (30) days prior written notice of cancellation or material change affecting the insurance requirements described in this Lease;

(d)
That if the Tenant fails to take out or maintain in force such insurance, the Landlord may take out the necessary insurance and pay the premium therefor, and the Tenant shall pay to the Landlord the amount of such premium, plus a fifteen percent (15%) administrative fee, immediately on demand as Additional Rent; and

(e)
That if both the Landlord and the Tenant have claims to be indemnified under any such insurance, the indemnity shall be applied first to the settlement of the claim of the Landlord and the balance, if any, to the settlement of the claim of the Tenant.

7.12                NO ABATEMENT OF RENT

That there shall be no abatement or reduction of rent and that the Landlord shall not be liable for any damage howsoever caused to property of the Tenant or of any person subject to the Tenant which is in or upon or being brought to or from the Leased Premises or the Building or for personal injury (including death) sustained in any manner by the Tenant or any person subject to the Tenant while the Tenant or any such person is on or upon entering or leaving the Leased Premises or Building unless such property damage or personal injury may have been attributable to fault or neglect on the part of the Landlord or of any person for whom the Landlord is at law responsible, and that the Tenant will indemnify and save harmless the Landlord from and against all claims and demands made against the Landlord by any person for or arising out of any such property damage or personal injury. Notwithstanding the foregoing, the Tenant agrees to provide the Landlord with copies of any and all accident/incident reports, if any, or a written notice summarizing any incident if no report is completed, within twenty-four (24) hours of the occurrence of any incident by which someone was injured, there was physical damage to the Leased Premises and/or Building, or a third party, or which could result in a claim.

7.13                EXHIBITING PREMISES

To permit the Landlord or its agents or servants to enter and show the Leased Premises, during normal business hours, to prospective purchasers of the Building and may after notice of termination of this Lease has been given or within the last nine (9) months of the Term, enter and show the Leased Premises to prospective tenants and erect signs stating that the premises are "To Let".

7.14                SIGNS

Subject to Schedule “H” of this Lease, the Tenant shall not paint, display, inscribe or place any sign, symbol, notice or lettering of any kind anywhere outside the Leased Premises.   The Landlord agrees not to install any third party tenant corporate identification exterior signage on the Building.  For greater certainty, Tenant’s exterior signage shall be the sole exterior signage on the Building.

7.15                NAME OF BUILDING

Not to refer to the Building by any name other than that designated from time to time by the Landlord and the Tenant shall use the name of the Building for the business address of the Tenant but for no other purpose.

7.16                KEEP TIDY

At the end of each business day, the Tenant shall leave the Leased Premises in a tidy condition.

7.17                DELIVERIES

The Tenant shall receive, ship, take delivery of and allow and require suppliers or others to deliver or take delivery of merchandise, supplies, fixtures, equipment, furnishings, wares or merchandise only through the loading entrance and other facilities provided for that purpose and at the times set by the Landlord.

7.18                NOTICE OF DAMAGE

To notify the Landlord promptly of any damage to or defect in the Leased Premises or the Building or any part thereof including any electrical, plumbing, heating, ventilating, air-conditioning, water, sprinkler or gas systems or equipment, or the water pipes, gas pipes, telephone lines or electrical apparatus within or leading to the Leased Premises, and in case of fire to give immediate notice thereof to the Fire Department.

7.19                ALTERATIONS, ETC

Subject to Schedule “G” of this Lease, the Tenant will not make or erect in or to the Leased Premises any installations, alterations, additions or partitions or remove or change the location or style of any installations, alterations, equipment, outlets, piping or wiring relating to the electrical, plumbing, water, gas, air-conditioning, heating or ventilating systems without submitting drawings and specifications to the Landlord and obtaining the Landlord's prior written consent in each instance.  The Tenant must further obtain the Landlord's prior written consent to any change or changes in such drawings and specifications submitted as aforesaid.  The Tenant's request for such consent shall be in writing and accompanied by a complete set of Tenant approved construction drawings, budget, and specifications for the Leased Premises twelve (12) weeks prior to commencement of the work.  The Landlord's cost of having its architects and/or engineers examine such drawings and specifications shall be payable by the Tenant.  The Landlord may require that any and all work be performed by the Landlord's contractors or workmen or by contractors or workmen engaged by the Tenant but in each case only under written contract approved in writing by the Landlord and subject to all reasonable conditions which the Landlord may impose and subject to inspection by and reasonable supervision of the Landlord (including a supervision fee to be paid by the Tenant to the Landlord equal to ten percent (10%) of the total cost of such work).  The Landlord may at its option require that only the Landlord's contractors  be engaged for any mechanical, electrical, plumbing, structural or sprinkler work to be done in the Leased Premises.   Any work performed by or for the Tenant shall be performed by competent workmen whose labour union affiliations are not incompatible with those of any workmen who may be employed in the Building by the Landlord, its contractors or subcontractors.  The cost of all such work and of all materials, labour and services involved therein and of all services, necessitated thereby shall be at the sole cost and expense of the Tenant and shall be completed in a good and workmanlike manner and with reasonable diligence in accordance with the description of the work approved by the Landlord.  Any such alterations, additions, and fixtures shall, when made or installed, be and become the property of the Landlord without payment being made therefor, provided that upon the determination of this Lease, the Landlord may, at its option, require the Tenant to perform the following:  1) remove such alterations, additions, and fixtures made by or on behalf of the Tenant for any specialty uses and improvements, such as, but not limited to, labs (those areas of the Leased Premises used for the practice, observation or testing, and which leasehold improvements are noticeably different from primary office areas), server rooms, computer rooms, etc. which shall be restored to their original condition existing when the Tenant initially occupied the Building, whether or not such alterations, additions, and fixtures were made before or after the commencement date of this Lease, all at the Tenant’s expense.  Notwithstanding the foregoing, any alterations, additions, and fixtures made by or on behalf of the Tenant that are submitted for approval to the Landlord during the Term of this Lease, and any extensions thereof, shall be subject to reinstatement as determined by the Landlord; 2) remove from the Leased Premises all of the Tenant’s telecommunication and data cabling, unless waived by the Landlord; 3) remove any existing panel(s) with the Tenant’s corporate identification on any exterior pylon sign(s) and replace same with blank panel(s), and building signage, if any, repairing any damage caused to the Building; 4) remove any trade fixtures, furniture and rooftop equipment, repairing any damage to the Leased Premises and/or Building caused by any such removal of trade fixtures, furniture and rooftop equipment; 5) patching and painting all painted surfaces, and steam-cleaning the carpets of the Leased Premises; 6) rekeying all interior offices/rooms should the Tenant fail to provide access (keys) to the Landlord, all at the Landlord’s sole discretion and option. The Tenant shall deliver to the Landlord, within sixty (60) days of the completion of any leasehold improvements, a complete “as built” set of plans for the Leased Premises, in print and in the electronic format the Landlord designates.

7.20                CONSTRUCTION LIENS

The Tenant covenants that it will not suffer or permit during the Term hereof any construction or other liens for work, labour, services or material ordered by it or for the cost of which it may be in any way obligated to attach to the Leased Premises or the Building or the Lands, and that whenever and so often as any such liens shall attach or claims therefor shall be filed, the Tenant shall within twenty (20) days after the Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such manner as is or may be required or permitted by law.

7.21                SECURITY.  Intentionally deleted.

7.22                HAZARDOUS SUBSTANCES

(a)	Intentionally deleted.

(b)
The Tenant shall not cause or permit to occur any violation of any federal, provincial, municipal or local law, ordinance, or regulation, now or hereinafter enacted (the "Laws"), relating to environmental conditions on, under, at, near or about the Leased Premises, Building or Lands, or relating to the Landlord, the Tenant or the Building, air, soil or ground water condition, including without limitation, the generation, storage or disposal of Hazardous Substances;

(c)
For the purposes of this section, "Hazardous Substances" means any substance, or class of substance or mixture of substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority having jurisdiction over the Landlord, the Tenant, the Leased Premises or the Building (the "Authorities");

(d)	The Tenant shall, at its own expense, comply with the Laws;

(e)	The Tenant shall, at its own expense, make all submissions to, provide all information required by, and comply with all requirements of the Authorities under the Laws;

(f)
The Tenant shall indemnify, defend and hold harmless the Landlord, the Landlord's mortgagees, any manager of the building, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including legal fees on a solicitor and his own client basis and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term or any renewal or extension period, at or from the Leased Premises, or which arises at any time from the Tenant's use or occupancy of the Leased Premises, or from the Tenant's failure to provide all information, make all submissions, and take all steps required by this Section or by the Authorities;

(g)
Notwithstanding any other provision of this Lease, if the Tenant creates or brings to the Leased Premises any Hazardous Substances or if the conduct of the Tenant's business shall cause there to be any Hazardous Substances at or near the Leased Premises, or discharged or released on, under or about the Leased Premises, the Building or the Lands upon which the building is constructed, the air, soil or ground water, then, notwithstanding any rule of law to the contrary, such Hazardous Substances shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord, notwithstanding the degree of affixation to the Leased Premises of the Hazardous Substances or the goods containing the Hazardous Substances. This affirmation of the Tenant's interest in the Hazardous Substances or the goods containing the Hazardous Substances shall not however prohibit the Landlord from dealing with such material as otherwise provided for in this Lease.

7.23                 NUISANCE

The Tenant shall not cause or maintain any nuisance in or about the Leased Premises, and shall keep the Leased Premises free of debris, rodents, vermin and anything of a dangerous noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

8.00                LANDLORD'S COVENANTS

The Landlord further covenants with the Tenant:

8.01                QUIET ENJOYMENT

If the Tenant pays the Annual Rent, Additional Rent and all other sums reserved herein and observes and performs the covenants, conditions and agreements set out in this Lease, the Tenant shall and may peaceably possess and enjoy the Leased Premises during the Term without interruption or disturbance from the Landlord.

8.02                TAXES, ETC.

To pay or cause to be paid all taxes and rates, municipal, parliamentary or otherwise, including, without limiting the generality of the foregoing, water rates with respect to the Lands, the Building or assessed against the Landlord in respect thereof, except those directly assessed or charged to or payable by the Tenant or assessed or charged with reference to the use or occupation of the Leased Premises and except as otherwise provided in this Lease.

8.03                HEATING AND AIR-CONDITIONING

Subject to Schedule “H” of this Lease, to provide for heating and air-conditioning when heating or cooling is reasonably required for the reasonable use of the Leased Premises.

8.04                REPAIR OF STRUCTURE

To repair, replace and maintain the structural parts of the Building, and to perform such repairs, replacements and maintenance with reasonable dispatch, and in a good and workmanlike manner, at any time and from time to time, and notwithstanding anything contained herein to the contrary, the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby.

8.05                JANITORIAL SERVICES

See clause 8 of Schedule “H” attached to this Lease.

8.06                DELAYS IN PROVISION OF SERVICES

It is understood and agreed that whenever and to the extent that the Landlord shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill such obligation or by reason of any statute, law or order-in-council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or not, the Landlord shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction, and the Tenant shall not be entitled to compensation for any inconvenience, nuisance, discomfort, direct or indirect or consequential damage or damages thereby occasioned.

8.07                LANDLORD’S INSURANCE

To maintain in full force and effect throughout the Term, and any extensions thereof, upon such terms and conditions and in such amounts as would be maintained by a prudent owner of a property similar to the Building, the following insurance:

i)	public liability and property damage insurance with respect to the Landlord's operations in the Building;

ii)
"all risk" coverage on a replacement basis and boiler and machinery insurance on all real and personal property owned by the Landlord or from which it is legally responsible comprising or located upon the Lands;

iii)	insurance against loss of the Landlord's gross profit including loss of Monthly Rent and Additional Rent; and

iv)	such other reasonable forms of insurance as the Landlord may from time to time consider advisable.

Notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance (Operating Costs), the Tenant agrees that it is not relieved of liability from acts, faults, negligence or omissions and no insurable interests are conferred on the Tenant under any policies of insurance carried by the Landlord, and the Tenant has no right to receive proceeds under any of these policies.

9.00                TENANT'S FIXTURES

The Tenant may install its usual trade fixtures in the usual manner, provided such installation does not damage the structure of the Leased Premises or the Building and provided further that the Tenant shall have submitted detailed plans and specifications for such trade fixtures to the Landlord and obtained its written consent thereto which consent shall not be unreasonably withheld.

9.01                REMOVAL OF TENANT'S FIXTURES

The Tenant may remove its trade or tenant's fixtures, provided, however, that all installations, alterations, additions, partitions, and fixtures other than trade or tenant's fixtures in or upon the Leased Premises, whether placed there by the Tenant or the Landlord, shall immediately upon such placement, be the Landlord's property without compensation therefor to the Tenant and, except as hereinafter mentioned in this paragraph shall not be removed from the Leased Premises by the Tenant at any time either during or after the Term.  Notwithstanding anything herein contained, the Landlord shall be under no obligation to repair or maintain the Tenant's installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by the Tenant or Landlord or third party; and further, notwithstanding anything herein contained, the Landlord shall have the right upon termination of this Lease to require the Tenant to implement the reinstatement provisions set out in accordance with clause 7.19 of this Lease..

10.00                DAMAGE OR DESTRUCTION OF LEASED PREMISES

Provided that if during the continuation of this Lease, the Building or the Leased Premises are destroyed or damaged by any cause whatsoever, then the following provisions shall apply:

10.01                PARTIAL DAMAGE

If damage shall occur to the Building or the Leased Premises so that all or part of the Leased Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord's architect, can be substantially repaired under applicable laws and governmental regulations within ninety (90) days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord shall cause such damage to be repaired with all reasonable speed.

10.02                TOTAL DAMAGE

If the Building or the Leased Premises are damaged to such an extent that the Leased Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord's architect, cannot be substantially repaired under applicable laws and governmental regulations within ninety (90) days from the date of such casualty (employing normal construction methods without overtime or other premium), then either the Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than ten (10) days after receipt of such architect's opinion (failing which the Landlord shall cause such damage to be repaired at its own expense with all reasonable speed).

10.03                OBLIGATION TO REPAIR

The Landlord's obligation to repair as set forth in the preceding two paragraphs hereof is conditional upon the Landlord receiving adequate proceeds from policies of insurance maintained in respect of such casualties or, if such proceeds are not made available to the Landlord, the Landlord electing to obtain its own financing for such repairs.  In the event that no such proceeds of insurance are available to the Landlord and if the Landlord elects not to obtain its own financing for such repairs, then the Landlord shall, by notice in writing to the Tenant delivered within ten (10) days after receipt of the opinion of the Landlord's architect, notify the Tenant that the Lease is terminated, which termination shall be effective as of the date of such casualty.  In calculating the amount of insurance proceeds available, the Landlord will be deemed to have received the deductible portion of any insurance policy.

10.04                ABATEMENT OF RENT

If the Landlord is required to repair the damage pursuant to the provisions hereof and does not elect to terminate the Lease, the Annual Rent and Additional Rent payable by the Tenant under this Lease shall be proportionately reduced to the extent that the Leased Premises are thereby rendered unusable by the Tenant in its business from the date of such casualty until completion by the Landlord of the repairs to the Leased Premises and the Building so that the Leased Premises are thereafter fully usable by the Tenant in its business.

10.05                DAMAGE TO 50% OF BUILDING

Notwithstanding anything otherwise contained in this Lease, if fifty percent (50%) or more of the rentable area of the Building is damaged or destroyed and if, in the reasonable opinion of the Landlord's architect, the said rentable area cannot be rebuilt or made fit for the purposes of the tenants thereof within ninety (90) days of the date of such casualty, the Landlord may, at its option, terminate this Lease by giving notice of termination to the Tenant within thirty (30) days of the date of such casualty and the Tenant shall, with reasonable dispatch and expedition, but in any event within sixty (60) days after delivery of the notice of termination, deliver up possession of the Leased Premises to the Landlord and the rent and other payments for which the Tenant is liable hereunder shall be apportioned and paid to the date possession is so delivered up.

10.06                COMPLETION OF REPAIR

Provided that, if, upon the completion by the Landlord of any repairs required as a result of any such destruction or damage, a dispute shall arise between the Landlord and the Tenant as to whether or not the Leased Premises have been made fit for the purposes of the Tenant under this Lease, the Landlord may, at its option, terminate this Lease by giving thirty (30) days notice to the Tenant and if such notice shall be given this Lease shall, at the expiration of such period, be at an end and the Tenant shall deliver up the Leased Premises to the Landlord or whom it may appoint and the Landlord may, on demand, recover the full rental hereby reserved computed from the date on which such repairs were completed up to the date on which the Tenant is required to vacate.

11.00                LIABILITY FOR DAMAGE TO PROPERTY

In the absence of negligence or willful act or default on the part of the Landlord, its servants, agents or workmen, the Landlord shall not be liable or responsible in any way for any loss, damage or injury to any person or for any loss of or damage to any property belonging to the Tenant, to employees of the Tenant or to any other person while such property is in the Leased Premises or in the Building or in or on the surrounding Lands and buildings owned by the Landlord, the areaways, the parking garages, the parking areas, lawns, sidewalks, reflective pools, steps, platforms, corridors, stairways or elevators whether or not any such property has been entrusted to employees of the Landlord and without limiting the generality of the foregoing, the Landlord shall not be liable for any damage to any such property caused by theft or breakage or by steam, water, rain or snow which may leak into, issue or flow from any part of the Building or from the water, steam or drainage pipes or plumbing works of the Building or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or for any damage caused by smoke or anything done or omitted by any other tenant in the Building or for any other loss whatsoever with respect to the Leased Premises, goods placed therein or any business carried on therein.

12.00                DEFAULT OF TENANT

Provided and it is hereby expressly agreed that if and whenever the Annual Rent or Additional Rent hereby reserved or any part thereof shall not be paid on the day appointed for payment thereof, whether lawfully demanded or not, or in case of breach or non-observance or non-performance of any of the covenants, agreements, provisos, conditions or Rules and Regulations on the part of the Tenant to be kept, observed or performed, or in case the Leased Premises shall be vacated or remain unoccupied for fifteen (15) days or in case the Term shall be taken in execution or attachment for any cause whatever, then and in every such case, it shall be lawful for the Landlord thereafter to enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding other than the proviso to this paragraph; PROVIDED that the Landlord shall not at any time have the right to re-enter and forfeit this Lease by reason of the Tenant's default in the payment of the rent reserved by this Lease, unless and until the Landlord shall have given to the Tenant written notice setting forth the default complained of and the Tenant shall have the right during five (5) business days next following the date on such notice to cure any such default in payment of rent.  In case without the written consent of the Landlord, the Leased Premises shall be used by any other person than the Tenant or for any other purpose than that for which the same were let or in case the Term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant or if the Tenant makes any bulk sale, then in any such case this lease shall, at the option of the Landlord, cease and determine and the Term shall immediately become forfeited and void in accordance with the provisions of Section 15, RIGHT OF TERMINATION, herein.

13.00                BANKRUPTCY

Provided further that, in case without the written consent of the Landlord, the Leased Premises shall be used by any other person than the Tenant or for any other purposes than that for which the same were let, or in case the Term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant or by the Tenant making any assignment for the benefit of creditors or any bulk sale, or become bankrupt or insolvent or take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors, or, if the Tenant is a corporation and any order shall be made for the winding up of the Tenant, or other termination of the corporate existence of the Tenant, then in any such case, this Lease shall, at the option of the Landlord, cease and determine and the Term shall immediately become forfeited and void, and the then current month's rent and the next ensuing three (3) months’ rent, and in addition, all cash allowances, tenant inducement payments and the value of any other benefit paid to or conferred on the Tenant by or on behalf of the Landlord in connection with this Lease shall immediately become due and be paid, and the Landlord may re-enter and take possession of the Leased Premises as though the Tenant or other occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any right whatever.

14.00                RE-ENTRY BY LANDLORD

The Tenant further covenants and agrees that on the Landlord's becoming entitled to re-enter upon the Leased Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights, shall have the right to enter the Leased Premises as the agent of the Tenant either by force or otherwise, without being liable for any prosecution therefor and to relet the Leased Premises as the agent of the Tenant, and to receive the rent therefor and as the agent of the Tenant, to take possession of any furniture or other property on the Leased Premises and to sell the same at public or private sale without notice and to apply the proceeds of such sale and any rent derived from reletting the Leased Premises upon account of the rent under this Lease, and the Tenant shall be liable to the Landlord for the deficiency, if any.

15.00                RIGHT OF TERMINATION

The Tenant further covenants and agrees that on the Landlord becoming entitled to re-enter upon the Leased Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights, shall have the right to determine forthwith this Lease and the Term by leaving upon the Leased Premises notice in writing of its intention so to do, and thereupon, rent shall be computed, apportioned and paid in full to the date of such determination of this Lease and any other payments for which the Tenant is liable under this Lease shall be paid and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord, and the Landlord may re-enter and take possession of the same without limiting the generality of the foregoing, in addition to any other rights the Landlord may have against the Tenant, in the event the Tenant wishes to terminate this Lease early, the Tenant shall be liable for the unamortized balance of the cost of the leasehold improvements, amortized over the Term of the Lease on a straight line basis.

16.00                DISTRESS

The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord's right of distress, and covenants and agrees that notwithstanding any such statute, none of the goods and chattels of the Tenant on the Leased Premises at any time during the Term shall be exempt from levy by distress for rent in arrears.  In the event that the Tenant shall remove or permit the removal of any of its goods or chattels from the Leased Premises, the Landlord may within thirty (30) days thereafter and if the Tenant is in arrears of rent, seize such goods and chattels wherever the same may be found and may sell or otherwise dispose of the same as if they had actually been distrained upon the Leased Premises by the Landlord for arrears of rent.

17.00                NON-WAIVER

No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord's rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only express waiver in writing.  All rights and remedies of the Landlord in this Lease contained shall be cumulative and not alternative.

18.00                CHANGES TO BUILDING

Intentionally Deleted.

19.00                SEVERANCE OF LAND

The Landlord shall have the right from time to time to sever (for purposes of sale, lease, mortgage, charge or otherwise) any part or parts of the Lands or any buildings or improvements thereon, including the creation of rights-of-way, easements and parking arrangements which the Landlord deems necessary and the Tenant hereby consents to any such severance and agrees to execute, at no cost to the Landlord, any documents or consents which the Landlord may request for these purposes.  If any part or parts of the Lands or the buildings or improvements on the Lands are so severed and are deemed by the Landlord to no longer form part of the property, such part or parts shall be excluded from the Lands and the property for the purposes of this Lease at the time designated by the Landlord and the Tenant shall when requested by the Landlord, execute, at no cost to the Landlord, a release of any interest in the Lands so excluded.

20.00                COSTS OF COLLECTION

The Tenant shall pay, as Additional Rent, all costs, expenses and legal fees (on a solicitor and his client basis) that may be incurred or paid by or on behalf of the Landlord in enforcing the covenants and provisions of this Lease.

21.00                PROFITS AND REMEDIES BY LANDLORD

In addition to all rights and remedies available to the Landlord under the provisions of this Lease or by statute or the general law in the event of any default by the Tenant of the provisions of this Lease:

21.01                PAYMENTS TO THIRD PARTIES

The Landlord shall have the right at all times to remedy or attempt to remedy any default of the Tenant, and in so doing, may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Leased Premises to do any work or other things therein, and in any such event, all costs and expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord forthwith upon demand as Additional Rent.

21.02                NON-PAYMENT OF ADDITIONAL RENT

The Landlord shall have the same rights and remedies in the event of any non-payment by the Tenant of any amounts payable by the Tenant under any provision of this Lease as in the case of non-payment of rent and may be recovered by the Landlord as rent by any and all remedies available to the Landlord for the recovery of rent in arrears.

21.03                INTEREST ON ARREARS

The Landlord shall, if the Tenant shall fail to pay any Monthly Rent, Additional Rent or other amounts from time to time payable by it to the Landlord hereunder promptly when due, be entitled to interest on all such Annual Rent, Additional Rent and other amounts which are unpaid and overdue under this Lease and the parking agreement, such interest to be compounded monthly thereon and to be computed at a rate equal to six percent (6%) per annum in excess of the minimum lending rate to prime commercial borrowers from time to time charged by the Royal Bank of Canada or such other chartered bank as the Landlord may designate, from the date upon which such Monthly Rent, Additional Rent and other amounts was due until actual payment thereof.

22.00                NOTICE

Any notice required or contemplated by any provisions of this Lease shall be given in writing, enclosed in a sealed envelope addressed, in the case of notice to the Landlord to Kanata Research Park Corporation, Suite 206, 555 Legget Drive, Ottawa, Ontario, Canada, K2K 2X3, and in the case of notice to the Tenant, to it at the Leased Premises and mailed by registered mail, postage prepaid, or faxed or emailed (with confirmation of an email delivery receipt).  The time of giving of such notice shall be conclusively deemed to be, if mailed the third (3rd) business day after the day of such mailing, if telefaxed or emailed, the next business day following the date sent as evidenced by the sender's transmittal record and/or delivery/read receipt.  Such notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to the Landlord, to an executive officer of the Landlord, and in the case of notice to the Tenant, to him personally or to an executive officer, manager or a person who appears to be in charge of the Tenant if the Tenant is a corporation.  Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery.  If, in this Lease, two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons.  Provided that either party may, by notice to the other, from time to time, designate another address in Canada to which notices mailed more than ten (10) days thereafter shall be addressed.  The word "notice" in this paragraph shall include any request, demand, direction, or statement in this Lease provided or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord.

23.00                SUBORDINATION, POSTPONEMENT, ATTORNMENT

The Tenant shall promptly upon the written request of the Landlord, enter into an agreement:

(a)
subordinating the Term and the rights of the Tenant hereunder to any mortgage, charge, ground lease, trust deed or debenture present or future and all renewals, modifications, replacements or extensions thereof, which may affect the Leased Premises, the Property, the Lands or the Building;

(b)	agreeing that the Term hereof shall be subsequent in priority to any such mortgage, charge, ground lease, trust deed or debenture;

provided that the Tenant's obligations under this paragraph shall be conditional upon any such mortgagee or secured party entering into a non-disturbance agreement with the Tenant under which the Tenant's continued possession of the Leased Premises is ensured notwithstanding any act taken by the mortgagee or secured party.  The Tenant agrees that the Landlord shall be entitled to charge a fee (plus any applicable taxes) to the Tenant for the Landlord’s review, consideration, and/or execution of any document produced by the Tenant for the Landlord’s execution, subsequent to the execution of this Lease.  The Landlord shall in no way be obligated to enter into and/or execute any such document.

23.01                TENANT'S RIGHT TO POSSESSION

Notwithstanding any postponement or subordination referred to herein, the Tenant acknowledges that its obligations under this Lease shall remain in full force and effect notwithstanding any action at any time taken by a mortgagee, chargee or ground lessor to enforce the security of any mortgage charge, ground lease, trust deed or debenture; provided, however, that any postponement or subordination given hereunder shall reserve to the Tenant the right to continue in possession of the Leased Premises under the terms of this Lease so long as the Tenant shall not be in default hereunder.

23.02                ATTORNMENT BY TENANT

The Tenant, whenever requested by any mortgagee (including any trustee under a deed of trust and mortgage), chargee or ground lessor, shall attorn to such mortgagee, chargee or ground lessor as a tenant upon all the terms of this Lease.

24.00                CERTIFICATE

The Tenant agrees that he will at any time and from time to time upon not less than five (5) days' prior notice execute and deliver to the Landlord or any mortgagee of the Lands (including a deed of trust and mortgage) a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the Annual Rental then being paid hereunder, the dates to which the same, by installments or otherwise, and other charges hereunder have been paid, and whether or not there is any existing default on the part of the Landlord of which the Tenant has notice.

25.00                REGISTRATION

Neither the Tenant nor anyone on the Tenant’s behalf, or claiming under the Tenant, shall register this Lease or any assignment or sublease of this Lease, or any document evidencing an interest of the Tenant in this Lease or the Leased Premises against the Lands, or any part thereof, compromising the Building or the Leased Premises.  If either party intends to register a document for the purpose only of giving notice of this Lease or of any assignment or sublease of this Lease, then upon request of such party, both parties shall contemporaneously with the execution of this Lease execute a short form or notice of this Lease (“Short Form”) solely for the purpose of supporting an application for registration of notice of this Lease or of any assignment or sublease against the interest of the Landlord in the lands comprising the Building or any part thereof, provided, however, the Landlord shall have the right, at any time, to register on title to the Building and Lands a notice of this Lease, and the Tenant hereby irrevocably constitutes and appoints any officer of the Landlord the true and lawful agent of the Tenant for such purposes.  The form of the Short Form and the application to register notice of this Lease or of any assignment or sublease shall: (a) be prepared by the Landlord or its solicitors at the Tenant’s expense, and all costs and professional fees (including legal fees on a solicitor and his/her own client basis) incurred by the Landlord with respect thereto shall be paid by the Tenant to the Landlord as Additional Rent on demand; (b) include therein a provision for, and require consent to, such registration by or on behalf of the Landlord; and (c) only describe the parties, the Leased Premises, the commencement date and expiration date of the Term, any provisions for renewals or extensions, or that may be required to be disclosed by any regulation.  The Landlord shall, in giving such consent, direct and identify from among the parcels of lands comprising the Building, the parcel or parcels within which the Leased Premises are situate and any such notice shall be registered only against the title to such parcel or parcels.  All costs, expenses and taxes necessary to register, file or record the application to register notice of this Lease or of any assignment or sublease shall be the sole responsibility of the Tenant and the Tenant shall complete any necessary affidavits required for registration purposes and immediately provide the Landlord with a certified copy thereof containing the details of registration.  In the event of any conflict between the terms of this Lease and the terms of the Short Form, the terms of this Lease shall prevail.  Upon the expiration or earlier termination of this Lease, the Tenant shall, at its expense, forthwith remove and discharge such Short Form, if any, from the title of the Building and Lands, and in the event of Tenant’s failure to so remove or discharge such Short Form after ten (10) days’ written notice by the Landlord to the Tenant, the Landlord may in the name of and on behalf of the Tenant execute a discharge of such Short Form, and for the purpose thereof, the Tenant hereby irrevocably constitutes and appoints any officer of the Landlord the true and lawful attorney of the Tenant, and all costs and professional fees (including legal fees on a solicitor and his/her own client basis) incurred by the Landlord with respect thereto shall be paid by the Tenant to the Landlord as Additional Rent on demand.  This obligation shall survive the expiration or earlier termination of this Lease.

26.00                PLANNING ACT

Where applicable, this Lease shall be subject to the condition that it is effective only if The Planning Act, (Ontario), as amended is complied with. Pending such compliance, the Term and any extension thereof shall be deemed to be for a total period of one (1) year less than the maximum lease Term permitted by law without such compliance.

27.00                TRANSFER BY LANDLORD

In the event of a sale, transfer or lease by the Landlord of the Building, the Lands or a portion thereof containing the Leased Premises or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, the Landlord shall, without further written agreement, to the extent that such purchaser, transferee or lessee has become bound by the covenants and obligations of the Landlord hereunder, be freed, released and relieved of all liability or obligations under this Lease incurred or arising after the date of such sale, transfer or lease.

28.00                NO ADVERTISING OF LEASED PREMISES

The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the whole or any part of the Leased Premises are for rent, and it shall not permit any broker or other person to do so without the consent in writing of the Landlord.

29.00                TIME OF ESSENCE

Time shall be of the essence of this Lease.

30.00                LAWS OF ONTARIO

This Lease shall be deemed to have been made in and shall be construed in accordance with the Laws of the Province of Ontario.

31.00                SEVERABILITY OF COVENANTS

The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof.  Should any provision or provisions of this Lease be illegal or not enforceable it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

32.00                HEADINGS

The captions appearing in the margin or the headings contained in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.

33.00                SCHEDULES

The following Schedules attached hereto form part of this Lease:
Schedule “A” – Legal Description
Schedule “B1” – Floor Plan of First Floor Leased Premises
Schedule “B2” – Floor Plan of Second Floor Leased Premises
Schedule “B3” – Floor Plan of Third Floor Leased Premises
Schedule “B4” – Floor Plan of Fourth Floor Leased Premises
Schedule “B5” – Floor Plan of Fifth Floor Leased Premises
Schedule “C” – Rules and Regulations
Schedule “D” – Parking
Schedule “E” – Option to Extend
Schedule “F” – Environmental Management Plan
Schedule “G” – Leasehold Improvements
Schedule “H” – Additional Terms
Schedule “I” – Allocation of Additional Rent Items if Tenant Self-Manages
Schedule “J” – Satellite/Antennae Dish

34.00                LEASE ENTIRE AGREEMENT

The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease save as expressly set out in this Lease, and that this Lease constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant.

35.00                INTERPRETATION

IN THIS INDENTURE:

(a)
"herein", "hereof", "hereby", "hereunder", "hereto", "hereinafter", and similar expressions refer to this indenture and not to any particular paragraph, section or other portion thereof, unless there is something in the subject matter or context inconsistent therewith.

(b)	"business day(s)" means any of the days from Monday to Friday of each week inclusive unless such day is a statutory holiday or public holiday.

(c)	"normal business hours" means the hours from 8:00 a.m. to 6:00 p.m. on business days.

36.00                SUCCESSORS

This indenture and everything herein contained shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, permitted successors and assigns, of the Tenant and other legal representatives as the case may be, of each and every of the parties hereto, and every reference herein to any party hereto shall include the heirs, executors, administrators, permitted successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a female party or a corporation, the provisions hereof shall be read with all grammatical and gender changes thereby rendered necessary and all covenants shall be deemed joint and several.

37.00                JOINT AND SEVERAL COVENANT

If more than one person executes this Lease as Tenant, each such person shall be bound jointly and severally with the other(s), waiving the benefit of division and discussion, for the fulfillment of all of the obligations of Tenant hereunder.

38.00               EXECUTION IN COUNTERPARTS, FACSIMILE AND EMAIL

This lease may be executed in one or more counterparts, all of which shall be construed together and shall constitute one agreement.  This lease agreement may also be executed and delivered by facsimile and/or email. All parties agree that the reproduction of signatures by way of facsimile and/or email will be treated as though such reproduction were executed originals, and each party undertakes to provide the other with this lease bearing original signatures within a reasonable time after signing same by facsimile and/or email.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their corporate seals duly attested to by the hands of their proper signing officers authorized in that behalf.

SIGNED, SEALED AND DELIVERED
    In the Presence of:
)      KANATA RESEARCH PARK CORPORATION
)
)
)      Per: /s/ Martin A. Vandewouw
)             Martin A. Vandewouw, President
)           I have the authority to bind the corporation.
)
)
)      ZARLINK SEMICONDUCTOR INC.
)
)
)      Per: ____________________________
)              Name:
)              Title:
)
)      Per: ____________________________
)              Name:
)              Title:
)    I/We have the authority to bind the corporation.

SCHEDULE "A”
LEGAL DESCRIPTION

PIN 04517-0664
Block 24, Plan 4M-280, save and except Parts 15 and 16 on Plan 4R-11340, Ottawa

SCHEDULE “B1”
FLOOR PLAN OF FIRST FLOOR LEASED PREMISES

SCHEDULE “B2”
FLOOR PLAN OF SECOND FLOOR LEASED PREMISES

SCHEDULE “B3”
FLOOR PLAN OF THIRD FLOOR LEASED PREMISES

[Missing Graphic Reference]

SCHEDULE “B4”
FLOOR PLAN OF FOURTH FLOOR LEASED PREMISES

SCHEDULE “B5”
FLOOR PLAN OF FIFTH FLOOR LEASED PREMISES

SCHEDULE "C"
RULES AND REGULATIONS

SCHEDULE "D"
PARKING

1.
During the Term the Landlord hereby agrees to allow the Tenant to park Three (3) vehicles per One Thousand (1,000) rentable square feet of Leased Premises, in the parking facilities located on the Lands (the "parking facilities").

2.	The Landlord shall not be responsible for any theft, loss or damage to the Tenant's vehicles whatsoever, or for injury to the Tenant or others in the parking facilities, howsoever caused.

3.
The Landlord shall have the right to establish rules and regulations governing the use of the parking facilities from time to time and the Tenant hereby agrees to observe and abide by all such rules and regulations.

4.	The Tenant may add, alter, or remove designated parking located adjacent to the Building in the parking facilities, with the Landlord’s prior approval.

SCHEDULE "E"
OPTION TO EXTEND

1.
Provided the Tenant is in good standing and during the Term has not been in substantial default under this Lease and has not assigned this Lease or sublet all or a portion of the Leased Premises, the Tenant shall have and is hereby granted an option to extend this Lease for a further term of five (5) years provided that in order to exercise this option, the Tenant shall be required to give to the Landlord notice of the exercise of such option in writing not less than nine (9) months prior to the date of expiry of the initial Term.

2.	Any extension pursuant to this proviso shall be on the same terms and conditions contained in this Lease except:

(a)	there shall be no additional right of extension and no Leasehold Improvements;

(b)
the Annual Rent payable by the Tenant for such extension period shall be as agreed upon by the Landlord and Tenant, which shall be at the then current net effective market rates for similar premises in a similar office environment having access to a large business park complex of Class A type buildings in the City of Ottawa after deducting inducements, allowances, commissions, and other applicable charges offered by landlords; such agreement to be reached not later than six (6) months prior to the expiry of the original Term.  Failing such agreement, this option shall be null and void and of no further force and effect.

SCHEDULE "F"
ENVIRONMENTAL MANAGEMENT PLAN.

SCHEDULE "G"
LEASEHOLD IMPROVEMENTS

(a)	The Tenant shall lease the Leased Premises on an “as is” basis. There shall be no leasehold improvement allowance provided to the Tenant from the Landlord.

(b)
The Tenant shall be permitted to perform, without the prior written approval of the Landlord, Cosmetic Changes (as defined below) to the Leased Premises throughout the Term of the Lease, and any extensions thereof, up to a value not exceeding CAN $20,000.00 of the total cost of the Cosmetic Changes.  Cosmetic changes shall include: painting, carpet repairs and replacements, window coverings and non-structural partition adjustments/alterations (“Cosmetic Changes”).  Any other work exceeding a total value of CAN $20,000.00, and/or any major partition, structural, mechanical, electrical, plumbing and life safety systems work require compliance with clause 7.19 of this Lease.

(c)	The Tenant shall be permitted the right to supply and install, in accordance with clause 7.19 of this Lease, at the Tenant’s sole expense, the following:

i.	a 20 ton air cooled chiller on the Building’s roof;
ii.	a 10 HP air compressor and dryer in the mechanical area of the Building; and
iii.	relocate the commons room on the ground floor of the Building.

(d)
Designer Designation:  The Ontario Building Code requires designers of construction projects to be pre-qualified in the knowledge of the Building Code.   The Tenant must ensure that its design team is qualified and registered with the Ontario Ministry of Municipal Affairs and Housing.  Hiring qualified designers assures that they have met the Province’s requirements respecting the Building Code and carry appropriate liability insurance where required.  The Tenant acknowledges and agrees that any plans submitted to the Landlord for approval therefore must display the designer’s BCIN (Building Code Identification Number) or BCDN (Building Code Designation Number).

SCHEDULE "H"

ADDITIONAL TERMS

1.	UTILITIES

The Tenant agrees to pay the utility accounts (gas, water and hydro) directly to the utility company, wherever possible.  At the Landlord’s option, the Tenant shall supply copies of all utility account invoices.  In the event the Tenant defaults in the payment of such utility charges in the time required by such utility company, the Landlord shall be entitled to immediately forfeit the Tenant’s right to make such direct payments to the utility company and the Tenant shall thereafter pay such amounts as Additional Rent to the Landlord pursuant to the terms of the Lease.

2.	SIGNAGE

(a)	Pylon Signage: The Landlord hereby grants to the Tenant the right, during the Term of the Lease, to maintain its existing corporate identification on the exterior pylon sign, at its cost.

(b)
Building Signage:  Provided the Tenant directly fully leases more than eighty percent (80%) of the Leased Premises, the Landlord hereby grants to the Tenant the right to maintain the two (2) existing single face signs (the “Signs”) located on the north and south elevations of the Building, during the Term of the Lease, at the Tenant’s expense, subject to all municipal approvals and the Landlord’s approval as to size, style and location, not to be unreasonably withheld.  During the Term of the Lease, the Tenant shall, to the Landlord’s satisfaction, maintain the Signs, at its expense, and shall remove, at the conclusion of the Term or when called upon herein to remove, the Signs and repair any damage caused to the Building, all at the Tenant’s expense.  This signage right is not transferable, is personal to the Tenant, and shall become null and void and the Signs removed upon the Tenant leasing an area less than or equal to eighty percent (80%) of the Leased Premises.

3.	PENTHOUSE ACCESS

The Landlord agrees to provide the Tenant with twenty-four (24) hours’ notice, when able, of its intent to access the penthouse.  The Tenant agrees to permit security-cleared trades unescorted access to the penthouse during normal business hours.  After hour access to the penthouse shall be permitted subject to being escorted by the Landlord.

4.	EMERGENCY POWER

The Tenant shall be permitted, at its cost, to tie into the existing Building 150kw/188kva diesel generator through a separate transfer switch (to be installed by the Landlord on the Tenant’s behalf, at the Tenant’s cost, in accordance with clause 7.19 of this Lease) with all work conforming to Section 46 of the latest edition of the Ontario Electrical Safety Code (emergency power supply, unit equipment exist signs and life safety systems).  The Tenant agrees not to exceed 70 kw (± 10kw) load.  The Landlord reserves the right to reduce the Tenant’s load should a load adjustment be required to maintain the Building’s life safety systems to code.

5.	FLAG POLES

The Tenant shall be permitted to continue use of the three (3) flag poles at the March Road elevation, at no cost to the Tenant, however the Tenant shall be responsible to maintain the said flag poles, at the Tenant’s cost.

6.	LINK TO 390 MARCH (formerly 360 Legget)

The Tenant agrees to be responsible for the maintenance, insurance and realty taxes associated with its exclusive use of the link to 390 March (the “Link”) provided the Tenant (and its subtenants) has unobstructed interior access, via the Link, to a fully operational cafeteria at 390 March, during normal business hours. The Landlord agrees that the Link shall remain accessible from the Building to 390 March as long as there is a fully operational cafeteria at 390 March. The Tenant agrees to permit the Landlord, at the Landlord’s option and cost, to install doors in the Link creating direct exterior access, via the Link, to 390 March.  The Tenant acknowledges and agrees, however, that the Landlord cannot guarantee that the cafeteria will continue to operate at its present location, or at any other location within 390 March, and that access to the cafeteria by the Tenant (and its subtenants) shall be available provided: (i) the Landlord has control of the cafeteria, (ii) the cafeteria services other tenants, and (ii) it is not otherwise exclusively leased.

7.	MAINTENANCE REPORTS AND CONTRACTS FOR THE BUILDING

Upon execution of this Lease, the Tenant agrees to provide forthwith to the Landlord copies of all building systems maintenance reports and contracts for the Building.  Upon receipt of same, the Landlord shall review the maintenance reports and contracts and, at its option, perform an inspection of the Building, with its consultants, to satisfy itself that the Building’s systems have been maintained in accordance with the Landlord’s standards.  In the event the Landlord in its sole discretion determines that the Building’s systems require repairs, replacements or alterations, such repairs, replacements or alterations shall be completed by the Landlord and its contractors and/or subcontractors, and the costs relating thereto shall be borne by the Tenant and paid forthwith on demand to the Landlord as Additional Rent.

8.	TENANT’S RIGHT OF SELF-MANAGEMENT

(a)
The Tenant shall have the right throughout the Term and any extension thereof, at its option and without any cost or compensation to the Landlord therefore, to manage the maintenance, repair and upkeep of the interior of the Building as would a careful and prudent owner, in good order, first class condition and repair, by the use of the Tenant’s own resources and personnel.

(b)	The parties agree that should the Tenant elect to self-manage the Building in accordance with the provisions of subparagraph 8(a) above, the following shall apply:

i.
the Tenant shall be responsible for the maintenance and repair of all interior components of the Building, including but not limited to, janitorial services and all HVAC, electrical, plumbing, fire, life-safety, security, and elevator maintenance, and the Landlord shall be responsible for all exterior maintenance, including but not limited to, snow removal, clearing of ice, maintenance of the Lands and the Parking Facilities thereon, and landscaping (but excluding garbage pickup and collection which shall be at the Tenant’s sole responsibility and cost);

ii.
notwithstanding anything in this Lease to the contrary, it is agreed that the responsibility for the performance and payment of items forming the costs of Additional Rent are delineated in accordance with Schedule “I” attached to this Lease, which shall be the operative document to serve as the agreement between the parties with regard to the responsibility for repair and maintenance and other work necessary to be performed during the Term, as well as such other costs and expenses related to the Tenant’s use and occupancy of the Leased Premises during the Term;

iii.
the Tenant shall be responsible for placing and keeping the Building and all building systems (including, but not limited to HVAC, electrical, plumbing, fire, life-safety, security, elevators, etc.) in compliance with all governmental laws (current and future), rules and regulations;

iv.
the Landlord shall not provide janitorial and cleaning services to the Leased Premises and common areas of the Building.  The Tenant shall perform its own interior cleaning of the Building, in accordance with the Tenant’s requirements, including garbage removal.  The parties acknowledge that interior cleaning, garbage removal and utilities are not included in the Additional Rent and the Tenant agrees to pay for and manage these accounts over and above the Additional Rent;

v.
the Landlord shall have the right to quarterly inspections, at its option, of the Building and the Tenant shall be required to provide the Landlord with copies of all maintenance reports as they occur;

vi.
the Tenant agrees to maintain all HVAC systems so that the quantity of air provided to the Building at all times shall be sufficient to provide heating and cooling with inside Building temperatures of at least 20°C (68°F) during heating periods and not to exceed 23.3°C (74°F) during cooling periods.  The Tenant covenants and agrees to maintain the Building’s HVAC system in first class condition using certified trades people.

(c)
Notwithstanding anything to the contrary herein, it is agreed and understood that the Tenant shall have no responsibility for any or all major structural repairs to the Building, which the Landlord shall be responsible for at its sole cost and expense, and but not limited to, all repairs and maintenance of the foundation, load bearing walls and any other structural members.

(d)
Notwithstanding any provision of this Lease to the contrary, if the Tenant, in the event of an emergency, fails to commence any maintenance or repair of the Building required under this clause 8 of Schedule “H” to this Lease within five (5) days after receiving written notice from the Landlord, the Landlord shall have the right (but not the obligation) to perform the Tenant’s maintenance or repair obligations, and the Tenant shall reimburse the Landlord for the reasonable costs incurred by the Landlord within thirty (30) days after the Landlord submits a written invoice to the Tenant therefore.

(e)
If the Tenant shall fail to perform its obligations under this clause 8 of Schedule “H” to this Lease, and such failure shall continue for more than thirty (30) days after the Landlord provides the Tenant with written notice thereof, the Landlord shall have the right to withdraw the Tenant’s right to self-manage provided hereunder, and the Landlord shall repair and maintain the Building in the conditions set forth herein.  The Landlord shall be required to detail how the maintenance and operation of the Building is not being performed or maintained in accordance with acceptable quality standards, acting reasonably.  The Tenant shall not be in default if the Tenant commences to cure the failure within such thirty (30) day period and diligently thereafter pursues the cure to completion.

SCHEDULE “I”

ALLOCATION OF ADDITIONAL RENT ITEMS IF TENANT SELF-MANAGES

		KRP – External	Zarlink - Internal

1	Electrical	X	X
2	Light Bulbs	X	X
3	Plumbing	X	X
4	Painting and repairs	X	X
5	Interior Signage		X
6	Pest Control	X	X
7	Fire Alarm		X
8	Cleaning and Maintenance supplies		X
9	Cleaning	X	X
10	security	X	X
11	Elevators		X
12	Controls		X
13	Air conditioning		X
14	Heating and mechanical		X
15	Miscellaneous	X	X
16	Uniforms	X
17	Chemical		X
18	Hydro		X
19	Water		X
20	Gas		X
21	Energy Management		X
22	Telephone		X
23	Locks, interior windows, doors		X
24	Parking lot repairs	X
25	Roof	X
26	Exterior of building c/w windows	X
27	Snow removal	X
28	Landscaping	X
29	Garbage		X
30	Salaries	X	X
31	Truck expense	X
32	Insurance	X	X
33	Professional fees	X	X
34	Realty taxes	X
35	Capital taxes	X

SCHEDULE “J”

ANTENNAE/SATELLITE DISH

1.
During the Term and any extensions thereof, the Landlord agrees to allow the Tenant to maintain the existing GPS antennae and satellite dish, including all required equipment and connectivity required to operate them (the “Telecom Equipment”), on the rooftop of the Building.  The Tenant shall be required to submit to the Landlord for its prior approval the designs and specifications for any antennae/satellite dishes that the Tenant wishes to install subsequent to the commencement date of this Lease.  All costs relating to any approval of the designs and specifications by the Landlord and/or its consultants/engineers are to be borne by the Tenant.

2.
The Tenant confirms that it shall take all necessary measures to ensure that the Telecom Equipment do not interfere with any dish and/or antennae and/or other communication system on or near the Building, now or in the future.

3.
At the Landlord’s option, the Tenant covenants to pay for the cost of any additional metering which may be required by the Landlord to be installed in the Building for the purpose of determining the amount of electricity consumed by the Tenant in relation to the Telecom Equipment, and to pay all utility costs incurred which shall be invoiced to the Tenant.

4.
Upon determination of this lease, the Tenant shall be responsible for reinstatement of any Telecom Equipment, repairing any damages incurred to the roof of the Building as a result of its access,  installations and/or removal.

5.	The Tenant shall, at its own expense, maintain and insure the Telecom Equipment during the Term and any extensions thereof.

6.
The Tenant shall obtain the required approval for the operation of said Telecom Equipment from the Department of Communication and/or the Canadian Radio Television and Telecommunications Commission and all other applicable regulatory licensing or building authorities.

7.	The Tenant shall execute, or cause to be executed, by anyone having access to the rooftop, a waiver in the Landlord’s then format.